EXHIBIT 99.1

NEWS RELEASE	For Further Information Contact
News 19.03	Investor Relations: 281-504-4000
Email: info@harkenenergy.com
www.harkenenergy.com

For Immediate Release

Harken Announces Sale of Non-Core Assets

HOUSTON, Texas, (September 29, 2003) – Harken Energy Corporation (AMEX: “HEC”) (“Harken”) announced today that it has entered into a purchase and sale agreement for the sale of the majority of its oil and gas properties located in the Panhandle region of Texas.

The Panhandle assets are considered non-core assets since the majority of Harken’s domestic reserves and production are located along the Gulf coast regions of Texas and Louisiana. Harken’s Gulf Coast assets are primarily natural gas.

The sale, which is subject to the approval from the board of directors of each of Harken and the purchaser, is scheduled to close on November 5, 2003. Pursuant to the terms of the purchase and sale agreement, Harken will receive approximately $8.7 million in gross cash proceeds from the sale. Harken plans to use approximately $4.4 million of this amount to repay all of its outstanding bank debt, thereby increasing its financial flexibility.

Certain statements in this news release regarding future expectations and plans may be regarded as “forward looking statements” as defined by federal law. Although the company believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in Harken’s annual reports filed with the Securities and Exchange Commission.